Exhibit 99.1

IsoRay Announces Fourth Quarter and Year End Fiscal 2016 Financial Results

Management Presenting at Rodman & Renshaw 18th Annual Global Investment Conference on Tuesday, September 13, 2016 at 10:00 am ET

RICHLAND, Wash., September 8, 2016 IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced its financial results for the fourth quarter and fiscal year ended June 30, 2016.

For the fiscal year ended June 30, 2016, revenue was $4.77 million, a 4% increase compared to revenue of $4.61 million for the fiscal year ended June 30, 2015. Prostate brachytherapy represented 86% and 87% of total revenue for fiscal 2016 and 2015, respectively. Non-prostate seed brachytherapy revenue increased 26% in fiscal 2016 compared to fiscal 2015. Operating expenses were $5.21 million for fiscal 2016 compared to $4.50 million for the year ended June 30, 2015. Operating loss was $5.08 million for fiscal 2016, compared to a $4.34 million operating loss for fiscal 2015. The increased operating loss for the year ended June 30, 2016 is primarily due to increased costs associated with the transition to a new CEO as well as an increase in legal costs related to the pending class action shareholder lawsuit. These costs were offset by a non-recurring gain of $0.46 million associated with a change in the asset retirement obligation estimate regarding the restoration of the present manufacturing facility to its original state after its lease expires.

Revenue for the fourth quarter of fiscal 2016 was $1.12 million, a 16.5% decrease compared to $1.34 million revenue for the fourth quarter of fiscal 2015. The decrease in revenue is primarily due to the transition and training of the newly expanded sales and marketing team which largely occurred during the fourth quarter of fiscal 2016. Prostate brachytherapy represented 85% and 86% of total revenue for the fourth quarter of fiscal 2016 and 2015, respectively. Non-prostate seed brachytherapy revenue increased 11% in the fourth quarter of fiscal 2016 compared to the fourth quarter of fiscal 2015. Operating expenses were $1.21 million compared to $1.31 million in the fourth quarter of the last fiscal year. Increased legal and other general and administrative expenses of $0.3 million were offset by a non-recurring gain on change in the asset retirement obligation estimate of $0.46 million, which resulted in an overall decrease in operating expenses. Operating loss was $1.25 million compared to a $1.10 million loss in the fourth quarter of fiscal 2015. IsoRay had cash and cash equivalents and certificates of deposit of $15.4 million as of June 30, 2016, and no debt.

“Fiscal 2016 was a year of significant change for IsoRay,” said Thomas LaVoy, Chairman and CEO. “With my appointment as CEO in February, we put in place new executive and sales management teams and instituted a strategic review to re-focus and re-energize the company. Since completion of the review we have been building a strong foundation for growth that is focused on increasing revenue. We are investing in strategic areas by reallocating funds freed up from tight expense control and other cost reductions. Most importantly, the sales and marketing team has been re-staffed with industry veterans with deep experience in brachytherapy. We believe that there is an opportunity for IsoRay to provide market leadership in prostate brachytherapy due to a void left from several years of market decline and consolidation. Ongoing independent studies of Cesium-131’s superior results in the prostate area support that strategy. Our new go-to-market strategy is designed to fill the market leadership gap through our renewed commitment to marketing, awareness, training and communication. We plan to introduce IsoRay’s new branding and collateral materials at the American Society for Radiation Oncology (ASTRO) conference in late September.”

IsoRay also continues to collaborate with key institutions to further develop products for applications to treat cancer in other areas of the body with Cesium-131. In June 2016, results from a clinical series were presented at the Society of Neuro–Oncology conference by Dr. David Brachman, Director of Radiation Oncology, Barrow Neurological Institute. Dr. Brachman reported on the novel system that GammaTile, LLC developed to treat aggressive recurrent brain cancers that includes embedding Cesium-131 seeds into collagen tiles that are placed at the resection margin during surgery in less than 10 minutes. The non-commercialized device has been in use for approximately 4 years and has treated over 80 patients. The presentation in June reported on the treatment of a segment of patients with very aggressive recurrent malignant meningioma cancer. The report noted 95% local control, despite multiple failures of previous surgery and radiation, as well as that the procedure produced limited (5%) radiation injury, a common occurrence with radiation treatment of the brain. Also in June 2016, the University of Kentucky presented two clinical series of Cesium-131 treated women with recurrent and newly diagnosed gynecological cancers. The alternative treatment option would be surgical exenteration of all pelvic organs. Both series were presented at the 2016 World Congress of Brachytherapy Conference. The series reported 81% control of the 21 patients with recurrent gynecological cancers and 100% control of 22 of the newly diagnosed women with very low rates of complications.

Mr. LaVoy remarked that, ”In these clinical series, Cesium-131 is being used in the most difficult aggressive brain and gynecological cancer cases where there are little or no options for continuing treatment. The high local control rates for these cases were beyond the treating physicians’ expectations and are leading to expanded use of Cesium-131 at both institutions.“

Mr. LaVoy concluded, “With the implementation of new sales and marketing programs and other initiatives in the first quarter of fiscal 2017, we expect a stronger fiscal 2017 for IsoRay with the impact of our new strategies most evident in the second half of the fiscal year. IsoRay is in a unique position as the only manufacturer in the world of Cesium-131, which represents a significant advancement in cancer therapy with minimal side effects and at a lower cost than most alternative treatment options. With more than 10,000 patients treated to date - including approximately 500 for non-prostate cancers over the last four years - and ongoing studies providing additional support of its effectiveness, the new management team is determined to raise awareness and smooth the path to increased usage of Cesium-131 at medical institutions across the U.S.”

Management of IsoRay will present a corporate overview, including a review of the company's growth strategy and financial results for the fiscal year ended June 30, 2016, at the Rodman & Renshaw 18th Annual Global Investment Conference on Tuesday, September 13, 2016 at 10:00 am ET. A live webcast of the presentation will be available at http://wsw.com/webcast/rrshq26/isr. For those who are not available to listen to the live webcast, a replay will be archived at the above link for 180 days following the live event, as well as on the company's website at http://www.isoray.com/shareholder-presentations/.

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months ended June 30,		Twelve months ended June 30,
	2016	2015	2016	2015

Product sales, net	$1,120,245	$1,340,744	$4,769,276	$4,606,539
Cost of product sales	1,167,765	1,135,782	4,640,122	4,439,146
Gross profit (loss)	(47,520)	204,962	129,154	167,393

Operating expenses:
Research and development	142,724	156,135	528,049	614,771
Sales and marketing	518,848	456,054	1,352,735	1,488,456
General and administrative	1,001,118	696,528	3,786,657	2,400,353
Change in estimate of asset retirment obligation (Note 9)	(456,284)		(456,284)	-
Total operating expenses	1,206,406	1,308,717	5,211,157	4,503,580

Operating loss	(1,253,926)	(1,103,755)	(5,082,003)	(4,336,187)

Non-operating income (expense):
Interest income	51,113	68,736	218,145	282,745
Change in fair value of warrant derivative liability	18,000	(1,000)	154,000	374,605
Financing and interest expense	-	1,337	(950)	(2,214)
Non-operating income (expense), net	69,113	69,073	371,195	655,136

Net loss	(1,184,813)	(1,034,682)	(4,710,808)	(3,681,051)
Preferred stock deemed dividends			-	-
Preferred stock dividends	(2,658)	(2,658)	(10,632)	(10,632)

Net loss applicable to common shareholders	(1,187,471)	(1,037,340)	(4,721,440)	(3,691,683)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.09)	$(0.07)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,010,619	54,900,828	55,014,922	54,882,350

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter @Isoray.

Safe Harbor Statement

Statements in this news release about IsoRay’s future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether opportunities will be available to expand the market for Cesium-131 brachytherapy, whether changes to IsoRay’s sales and marketing team and strategy will result in growth or increased revenue, particularly during the final two quarters of fiscal 2017, whether changes in IsoRay’s overall business strategy will be successfully implemented or result in growth or increased revenue, whether IsoRay’s institutional collaborations will produce favorable results or lead to publications, whether peer-reviewed publications of treatment results using our products will report favorable results, whether any future clinical series will produce similar results as those reported in June 2016, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases beyond prostate, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards as audited by BSI, the success of our sales and marketing efforts, changes in reimbursement rates, changes in laws and regulations applicable to our products, and other risks detailed from time to time in IsoRay’s reports filed with the SEC, including those set forth on our Form 10-K for the year ended June 30, 2016. Unless required to do so by law, IsoRay undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay Medical

Info@Isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory

sprince@pcgadvisory.com

(646) 762-4518